Exhibit 23 (35)
Investing Agreement on behalf of Transamerica Index 50 VP and Transamerica Index 75 VP

12(D)(1) INVESTING AGREEMENT
     This INVESTING AGREEMENT (the “Agreement”), dated effective as of May 1, 2008, is between Transamerica Series Trust, a Delaware Statutory Trust organized under the laws of Delaware, on behalf of itself and its separate series listed on Schedule A (each, an “Investing Fund”), severally and not jointly, and the investment trusts listed on Schedule B (the “Vanguard Trusts”), on behalf of themselves and their respective series listed on Schedule B (each, a “Vanguard Fund”), severally and not jointly.
     WHEREAS, the Investing Funds and the Vanguard Funds are open-end management investment companies that are registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “1940 Act”);
     WHEREAS, Sections 12(d)(1)(A) and (B) of the 1940 Act limit the ability of an investment company to invest in shares of another investment company, and therefore limit the ability of an Investing Fund to invest in shares of a Vanguard Fund;
     WHEREAS, the Vanguard Trusts, on behalf of each of the Vanguard Funds, have obtained from the SEC an order, Investment Company Act Release No. 27386, dated May 31, 2006 (the “Order”) that permits the Investing Funds to acquire shares of the Vanguard Funds in excess of the limits set forth in Sections 12(d)(1)(A) and (B) in accordance with the representations and conditions in the application filed to obtain the Order, File No. 812-13157, dated May 17, 2006 (the “Application”); and
WHEREAS, the Investing Funds, from time to time, may want to acquire shares of one or more Vanguard Funds in excess of the limitations of      Sections 12(d)(1)(A) and (B) in reliance on the Order.
     NOW, THEREFORE, in consideration of the potential benefits to the Investing Funds and the Vanguard Funds arising out of the investment by the Investing Funds in the Vanguard Funds, the parties agree as follows:
1.	Representations and Obligations of the Vanguard Funds
(a)	The Vanguard Funds have provided to the Investing Funds through their investment adviser and designated agent, Transamerica Asset Management, Inc., true copies of: (i) the Application, (ii) the Notice of Application, Investment Company Act Release No. 27314, dated May 5, 2006 (the “Notice”) and (iii) the Order.

(b)	Pursuant to Condition 8 of the Order, each Vanguard Fund represents and warrants that its board of trustees and its investment adviser understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

(c)	The Vanguard Funds agree (i) to adhere to the terms and conditions of the Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Order and (ii) to promptly notify the Investing Funds if a Vanguard Fund fails to comply with the terms and conditions of the Order or this Agreement.
2.	Representations and Obligations of the Investing Funds

(a)	The Investing Funds hereby acknowledge receipt of the Application, the Notice of Application and the Order.

(b)	Pursuant to Condition 8 of the Order, each Investing Fund represents and warrants that its board of trustees and its investment adviser understand the terms and conditions of the Order and that each agrees to fulfill its responsibilities under the Order.

(c)	Pursuant to Condition 8 of the Order, each Investing Fund will promptly notify the Vanguard Funds in writing (which notification may be via electronic mail to their designated Vanguard sales executive) at such time as its investment in the Vanguard Funds (i) exceeds any of the limits in Section 12(d)(1)(A)(i) or thereafter, (ii) falls below any of the limits in Section 12(d)(1)(A)(i). Each Investing Fund hereby acknowledges and agrees that it may rely on the Order to invest in shares of the Vanguard Funds only.

(d)	Each Investing Fund: (i) agrees to adhere to the terms and conditions of the Order and this Agreement, and to participate in the proposed transactions in a manner that addresses the concerns underlying the Order; (ii) represents that investments in the Vanguard Funds will be consistent with the investment policies set forth in the Investing Fund’s registration statement; (iii) in the event that it exceeds the 5% or 10% limitation in Sections 12(d)(1)(A)(ii) and (iii), agrees to disclose in its prospectus the unique characteristics of investing in investment companies, including but not limited to, the expense structure and any additional expenses of investing in investment companies; and (iv) agrees to promptly notify the Vanguard Fund if such Investing Fund fails to comply with the terms and conditions of the Order or this Agreement.
3.	Indemnification
(a)	The Investing Funds, severally and not jointly, agree to hold harmless, indemnify and defend the Vanguard Funds, including any principals, directors or trustees, officers, employees and agents (“Vanguard Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Vanguard Fund, including any Vanguard Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Order, in each case by the Investing Fund, its principals, directors or trustees, officers, employees, agents, advisors or if applicable, subadvisors.

(b)	The Vanguard Funds, severally and not jointly, agree to hold harmless, indemnify and defend each Investing Fund, including any principals, directors or trustees, officers, employees and agents (“Investing Fund Agents”), against and from any and all losses, costs, expenses or liabilities incurred by or Claims asserted against an Investing Fund, including any Investing Fund Agents, to the extent such Claims result from (i) a violation or alleged violation of any provision of this Agreement or (ii) a violation or alleged violation of the terms and conditions of the Order, in each case by the Vanguard Fund, its principals, directors or trustees, officers, employees, agents or advisors.

(c)	Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending the applicable Claims.
4.	Notices

Except as otherwise noted, all notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Order, shall be in writing and shall be delivered to the contact identified below by (i) Federal Express or other comparable overnight courier, (ii) registered or certified mail, postage prepaid, return receipt requested, or (iii) facsimile with confirmation during normal business hours. All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof.

     If to an Investing Fund:
Dennis P. Gallagher, General Counsel
Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, FL 33716
Tel: 727-299-1821
Fax: 727-299-1832
Email: dgallagher@aegonusa.com
     If to the Vanguard Funds:
Barry A. Mendelson
100 Vanguard Boulevard, V26
Malvern, PA 19355
Tel: (610) 503-2398
Fax: (610) 669-6600
Email: barry_mendelson@vanguard.com
5.	Termination; Governing Law, Dispute Resolution
(a)	This Agreement will continue until terminated in writing by either party (i) upon thirty (30) days’ notice to the other party or (ii) immediately if the other party breaches any of its material obligations under this Agreement and such breach is not cured within fifteen (15) days following delivery of written notice of such breach.

(b)	This Agreement will be governed by Pennsylvania law without regard to choice of law principles.

(c)	Any dispute arising out of or related to this Agreement which cannot be resolved through discussions between the parties shall be settled by binding arbitration before a panel of three arbitrators in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association then applicable. Unless otherwise agreed upon by the parties, the arbitration hearings will be held in Philadelphia, Pennsylvania.
6.	Miscellaneous
(a)	This Agreement may not be assigned by either party without the prior written consent of the other. In the event either party assigns this Agreement to a third party as provided in this Section, such third party shall be bound by the terms and conditions of this Agreement applicable to the assigning party. Any assignment in contravention of this Section shall be null and void.

(b)	Except as expressly set forth herein, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

(c)	With the exception of Schedules A, B, and C, no amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each party.

(d)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
Transamerica Series Trust, on behalf of itself and
each Investing Fund listed on Schedule A

/s/ Christopher A. Staples Print Name: Christopher A. Staples
Title: Vice President, Chief Investment Officer

EACH OF THE VANGUARD TRUSTS, on behalf of
itself and the Vanguard Funds listed on Schedule B

/s/ Arthur S. Gabinet Print Name: Arthur S. Gabinet
Title: Assistant Secretary

SCHEDULE A
List of Investing Funds
Transamerica Index 50
VP Transamerica Index 75 VP

SCHEDULE B
List of Vanguard Trusts and Vanguard Funds that offer an ETF Share Class
VANGUARD BOND INDEX FUNDS
Vanguard Intermediate-Term Bond Index Fund
Vanguard Long-Term Bond Index Fund
Vanguard Short-Term Bond Index Fund
Vanguard Total Bond Market Index Fund
VANGUARD INDEX FUNDS
Vanguard Extended Market Index Fund
Vanguard Growth Index Fund
Vanguard Mid-Cap Index Fund
Vanguard Mid-Cap Growth Index Fund
Vanguard Mid-Cap Value Index Fund
Vanguard Small-Cap Index Fund
Vanguard Small-Cap Growth Index Fund
Vanguard Small-Cap Value Index Fund
Vanguard Total Stock Market Index Fund
Vanguard Value Index Fund
Vanguard Large-Cap Index Fund
VANGUARD INTERNATIONAL EQUITY INDEX FUNDS
Vanguard Emerging Markets Stock Index Fund
Vanguard European Stock Index Fund
Vanguard FTSE All-World ex-US Index Fund
Vanguard Pacific Stock Index Fund
VANGUARD SPECIALIZED FUNDS
Vanguard REIT Index Fund
Vanguard Dividend Appreciation Index Fund
VANGUARD TAX-MANAGED FUNDS
Vanguard Europe Pacific ETF
VANGUARD WHITEHALL FUNDS
Vanguard High Dividend Yield Index Fund
VANGUARD WORLD FUNDS
Vanguard Consumer Discretionary Index Fund
Vanguard Consumer Staples Index Fund
Vanguard Energy Index Fund
Vanguard Financials Index Fund
Vanguard Health Care Index Fund
Vanguard Industrials Index Fund
Vanguard Information Technology Index Fund
Vanguard Materials Index Fund
Vanguard Telecommunication Services Index Fund
Vanguard Utilities Index Fund

SCHEDULE C
Information Provided with respect to Monitoring Procedures
Pursuant to the Order granted by the SEC and this Agreement, the Investing Funds must monitor their individual and aggregate ownership of each Vanguard Fund. In order to accurately monitor ownership levels, the Vanguard Funds must provide the Investing Funds with the information necessary to calculate the Investing Funds’ individual and aggregate ownership levels.
Consequently, in connection with this Agreement, Vanguard agrees to electronically deliver a spreadsheet showing the total assets in each Vanguard portfolio, which includes each Vanguard ETF Fund, as listed in Schedule B (“Monitoring Information”), as of the close of trading on the New York Stock Exchange (“Business Day”).
•	Vanguard will automatically provide this Monitoring Information to the individuals listed below once a month by the close of trading on the NYSE (generally, 4 p.m. U.S. Eastern Time) on the first Business Day of each month and on the record date for any shareholder vote.

•	Vanguard also agrees to provide such Monitoring Information upon request by an Investing Fund, or on behalf of an Investing Fund, for a specific Vanguard Fund and a specific time so that the Investing Funds can monitor compliance.
On behalf of the Vanguard Funds, the Monitoring Information must be sent, as described above, to the names and email addresses of the following individuals:

Name	Title	Email Address	Phone Number
Tony Pedata	Compliance	tpedata@aegonusa.com	727.557.3102
Jennifer Buckmaster	Compliance	jbuckmaster@aegonusa.com	727.557.2008
When requesting updated Monitoring Information, the Investing Funds must direct their request to the following individuals:

Name	Title	Email Address	Phone Number
Heath Borders	Sales Analyst	heath_borders@vanguard.com	610.503.0436
Tony Salvi	Sales Executive	tony_salvi@vanguard.com	610.669.0151
Amy Oberly	Relationship Manager	amy_oberly@vanguard.com	610.669.4454
Jim Spofford	Relationship Administrator	james_spofford@vanguard.com	610.669.8039
Exhibit 23 (e)c
Amended and Restated Distribution Agreement dated November 1, 2007